Exhibit 5.1

Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

November 1, 2005

Puppy Zone Enterprises, Inc.

Suite 200, 8275 S. Eastern Avenue,

Las Vegas, Nevada 89123-2591

Dear Sirs:

Re: Common Stock of Puppy Zone Enterprises, Inc. Registered on Form SB-2 filed November 1, 2005

                              We have acted as counsel to Puppy Zone Enterprises, Inc. (the "Company"), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on November 1, 2005, of a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") of 6,000,000 shares of the Company's common stock for resale by certain selling shareholders named in the Registration Statement. As further described in the Registration Statement, the Company is registering for resale:

- up to 3,000,000 shares of common stock (the "Shares") to be issued in private placements; and

- up to 3,000,000 shares of common stock (the "Warrant Shares") which may be issued upon the exercise of certain share purchase warrants (the "Warrants") issued in connection with the private placements.

In connection with this opinion, we have examined the following documents:
(a)	Corporate Charter and Articles of the Company;
(b)	By-Laws of the Company;
(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the Shares to be Registered;
(d)	The Registration Statement; and
(e)	The Prospectus/Information Statement (the "Prospectus") constituting a part of the Registration Statement.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(a)	the Shares, if and when issued and delivered upon purchase in the private placements, will be duly and validly authorized and issued, fully paid and non-assessable; and
(b)

the Warrant Shares, if and when issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, will be duly and validly authorized and issued, fully paid and non-assessable.

We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters."

Yours truly,

CLARK WILSON LLP

/s/ Bernard I. Pinsky

/s/ Clark Wilson LLP/s/s

D/KFR/782089.1